                                                        EXHIBIT 10.19




================================================================================



                        EVELETH MINES EXIT AGREEMENT


                                  dated as of


                               November 25, 1996


                                     among


                             OGLEBAY NORTON COMPANY
                              ONCO EVELETH COMPANY
                            EVELETH TACONITE COMPANY
                           EVELETH EXPANSION COMPANY
                              AK STEEL CORPORATION
                         VIRGINIA HORN TACONITE COMPANY
                              ROUGE STEEL COMPANY
                                  STELCO, INC.
                            ONTARIO EVELETH COMPANY

                                      and

                               EVELETH MINES, LLC

================================================================================

                               TABLE OF CONTENTS


     ARTICLE 1.      PURCHASE AND SALE OF ETCO SHARES, EXCO INTERESTS AND ONTAC SHARES; CONSIDERATION   . . . . . . . . .    3
         1.1         Purchase and Sale of ETCO Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.2         Purchase and Sale of EXCO Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.3         Purchase and Sale of ONTAC Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.4         Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.5         Known Liabilities Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.6         Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.7         Capital Contribution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

     ARTICLE 2.      REPRESENTATIONS AND WARRANTIES OF OGLEBAY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.1         Organization and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2         Authorization and Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.3         No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.4         Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.5         Beneficial Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.6         Subsidiary; Capital Stock; Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.7         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.8         ONTAC Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.9         Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.10        Additional Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.11        Definitions as they apply to Section 2.10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

     ARTICLE 3.      REPRESENTATIONS AND WARRANTIES OF NEWCO, AK STEEL, ROUGE, ETCO, STELCO, AKS SUB AND STELCO SUB   . .   11
         3.1         Organization and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.2         Authorization and Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.3         No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.4         Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.5         ETCO Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

     ARTICLE 4.      CERTAIN COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.1         Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.2         Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.3         Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.4         Notification of Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.5         Preservation of Accuracy of Representations and Warranties   . . . . . . . . . . . . . . . . . . . .   13
         4.6         Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.7         Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.8         Assets to Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     ARTICLE 5.      CLOSING DATE; EFFECTIVE DATE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.1         Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.2         Suspension and Termination of Mining and Other Agreements  . . . . . . . . . . . . . . . . . . . . .   14
         5.3         Closing Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.4         Simultaneous Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

     ARTICLE 6.      OTHER AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.1         Interests in Mining Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.2         Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.3         Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.4         Pellet Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                     (a)      1996 Pellet Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                     (b)      Production Cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                     (c)      Termination of Pellet Sales Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.5         Liability for Unassumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         6.6         Working Capital Settlement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                     (a)      Preliminary Working Capital Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                     (b)      Definitive Working Capital Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                     (c)      Owner Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.7         Pending Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.8         Ongoing Assistance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.9         Certain Real Estate Holdings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.10        Certain Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.11        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

     ARTICLE 7.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         7.1         AK Steel and Rouge Indemnity for Assumed Liabilities   . . . . . . . . . . . . . . . . . . . . . . .   21
         7.2         Indemnification by Newco and Remaining Companies   . . . . . . . . . . . . . . . . . . . . . . . . .   21
         7.3         Indemnification by Oglebay and ONCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         7.4         Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

     ARTICLE 8.      CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.1         Conditions Precedent to the Obligations of the Remaining Companies and Newco   . . . . . . . . . . .   23
                     (a)      Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                     (b)      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                     (c)      No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                     (d)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                     (e)      Documents and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                     (f)      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         8.2         Conditions Precedent to the Obligations of Oglebay and ONCO  . . . . . . . . . . . . . . . . . . . .   24
                     (a)      Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                     (b)      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                     (c)      No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                     (d)      Consents and Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                     (e)      Documents and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                     (f)      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

     ARTICLE 9.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.1         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.2         Execution of Further Documents; Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.3         No Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.4         Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.5         Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.6         Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.7         Amendments, Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.8         Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.9         Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         9.10        Titles and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.11        Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.12        Validity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.13        Enforcement of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

EXHIBITS

Exhibit A:           Barr Study
Exhibit B:           Environmental Liabilities List
Exhibit C:           Officers and Directors of ONTAC
Exhibit D:           Form of Opinion of Counsel for Oglebay and ONCO
Exhibit E:           Form of Opinion of Counsel for Remaining Companies and Newco

SCHEDULES

Schedule 2.4         Oglebay and ONCO Consents
Schedule 2.9         Litigation
Schedule 2.10(a)     ONTAC Plans and Benefit Arrangements
Schedule 2.10(g)     Multiemployer Plans of ONTAC
Schedule 3.4         Remaining Companies, EXCO, ETCO and Newco Consents
Schedule 6.1         Mining Equipment
Schedule 6.2         Royalty Arrangements
Schedule 6.4(a)      Pellet Sales Agreement with Geneva Steel
Schedule 6.4(c)      Pellet Sales Agreements to be terminated
Schedule 6.6         Form of Preliminary Working Capital Settlement
Schedule 6.9         Real Estate
Schedule 6.10        Intellectual Property

                          EVELETH MINES EXIT AGREEMENT


         This Eveleth Mines Exit Agreement (this "Agreement"), dated as of November 25, 1996, by and between Oglebay Norton Company ("Oglebay"), a Delaware corporation, ONCO Eveleth Company ("ONCO"), a Minnesota corporation and wholly-owned subsidiary of Oglebay, Eveleth Taconite Company ("ETCO"), a Minnesota corporation, Eveleth Expansion Company ("EXCO"), a Minnesota partnership, AK Steel Corporation ("AK Steel"), a Delaware corporation, Virginia Horn Taconite Company ("AKS Sub"), a Minnesota corporation, Rouge Steel Company ("Rouge"), a Delaware corporation, Stelco, Inc. ("Stelco"), a Canadian corporation, Ontario Eveleth Company ("Stelco Sub"), a Minnesota corporation, and Eveleth Mines, LLC, a Minnesota limited liability company ("Newco") owned by AKS Sub, ETCO and Stelco Sub. (Rouge, ETCO, Stelco, Stelco Sub, AK Steel and AKS Sub are hereinafter sometimes referred to as the "Remaining Companies".)


                             W I T N E S S E T H :

         WHEREAS, Oglebay and Rouge are the stockholders of ETCO (the "Stockholders"), with Oglebay owning 15% of the outstanding voting shares of ETCO (the "ETCO Shares") and Rouge owning the remaining 85%; and the Amended and Restated Taconite Company Stockholders Agreement dated as of January 1, 1977 and the Taconite Company Restated Modified Term Stockholders Agreement, dated as of January 1, 1991 (collectively the "Stockholders Agreements") govern the relationship between the Stockholders;

         WHEREAS, ONCO, Stelco Sub and AKS Sub are the partners in EXCO (the "Partners"), with ONCO owning a 20.5% partnership interest (the "EXCO Interest") therein; and the Restated Partnership Agreement, dated January 2, 1974, the Partnership Operating Agreement, dated as of January 2, 1974 and the Restated Modified Term Partnership Operating Agreement, dated as of January 1, 1991 (collectively the "Partnership Agreements") govern the relationship between the Partners and the operations of EXCO.

         WHEREAS, ETCO and EXCO each own a portion of certain taconite ore mining rights in mines located in St. Louis County, Minnesota, and related surface rights, together with facilities for the mining, crushing, concentrating and pelletizing of taconite ore (the "Eveleth Mines");

         WHEREAS, the Stockholders (or their predecessors), the Partners (or their predecessors), ETCO and EXCO have entered into a Stockholders and Partners Agreement and accompanying Guarantees, each dated January 2, 1974, which sets forth certain rights and obligations among the parties with respect to the management, lease and operations of the Eveleth Mines (the "S&P Agreement"), and a Restated Modified Term Stockholders and Partners Agreement, dated as of January 1, 1991, which primarily sets forth a nomination procedure for determining annual production capacity and allocation (the "Term S&P Agreement");

         WHEREAS, Oglebay has served as manager (the "Manager") of the Eveleth Mines pursuant to the Eveleth Mines Management Agreement, dated as of January 2, 1974 as amended on December 1, 1976 (the "Management Agreement") and the Restated Modified Term Management Agreement dated as of January 1, 1991 (the "Term Management Agreement");

         WHEREAS, the Manager, pursuant to Article 10.4 of the Management Agreement, has given Notice of Termination, and, on the Closing Date (as defined herein), Oglebay will cease to act as Manager of the Eveleth Mines retroactive to November 30, 1996;

         WHEREAS, cancellation of the Management Agreement pursuant to Section
6.8 of this Agreement constitutes a cancellation of any and all managing agreements, including, but not limited to, the Term Management Agreement, by and between the parties or their successors except to the extent that they expressly survive termination, including, but not limited to, for purposes of
Section 6.5 hereunder;

         WHEREAS, Oglebay owns all of the issued and outstanding shares of capital stock (the "ONTAC Shares") of Oglebay Norton Taconite Company ("ONTAC"), a Minnesota corporation and employer of employees under the Eveleth Mines Employment Services Agreement, dated as of January 1, 1977 (the "Employment Agreement");

         WHEREAS, the parties hereto have agreed that Oglebay and ONCO will cease to participate in the ownership, management and operations of the Eveleth Mines (the "Exit Transaction") and in connection therewith, among other things, Oglebay and ONCO will sell to Newco and Newco will purchase from Oglebay and ONCO, as appropriate, all of the ONTAC Shares and the EXCO Interests; Oglebay shall sell to Rouge and Rouge shall purchase from Oglebay the ETCO Shares; Oglebay will terminate its services as the Manager; and, the parties hereto will terminate the Stockholders Agreements, the Partnership Agreements, the S&P Agreement, the Term S&P Agreement, the Management Agreement, the Term Management Agreement, the Construction and Management Agreement, the Pellet Sales Contracts, the Employment Agreement and the Royalty Arrangements (as defined in Section 6.2) payable to Oglebay (collectively, the "Mining Agreements") to the extent set forth herein.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                       PURCHASE AND SALE OF ETCO SHARES,
                 EXCO INTERESTS AND ONTAC SHARES; CONSIDERATION

         1.1 Purchase and Sale of ETCO Shares. Subject to the terms and conditions of this Agreement, at the Closing described in Section 5.1 hereof, Oglebay shall sell, assign, transfer and convey to Rouge and Rouge shall purchase from Oglebay, all of Oglebay's right, title and interest in and to the ETCO Shares free and clear of all liens, mortgages, pledges, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature.

         1.2 Purchase and Sale of EXCO Interests. Subject to the terms and conditions of this Agreement, at the Closing described in Section 5.1 hereof, ONCO shall sell, assign, transfer and convey to Newco and Newco shall purchase from ONCO, all of ONCO's right, title and interest in and to the EXCO Interests free and clear of all liens, mortgages, pledges, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature.

         1.3 Purchase and Sale of ONTAC Shares. Subject to the terms and conditions of this Agreement, at the Closing described in Section 5.1 hereof, Oglebay shall sell, assign, transfer and convey to Newco and Newco shall purchase from Oglebay, all of Oglebay's right title and interest in and to the ONTAC Shares free and clear of all liens, mortgages, pledges, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature.

         1.4 Consideration. In consideration of the sale and purchase of the ETCO Shares, the EXCO Interests and the ONTAC Shares, the transfer of mining equipment, the cancellation of the Pellet Sales Contracts, the cancellation of the Royalty Arrangements (as hereinafter defined), Oglebay's and ONCO's capital contribution to ETCO and EXCO immediately prior to the Closing as discussed in Section 1.7 of this Agreement, and Oglebay's payment of their share of the 1996 taconite production taxes booked on ETCO's and EXCO's balance sheets through the settlement of the Definitive Working Capital Statement (as hereinafter defined), (i) the Remaining Companies and Newco shall pay an aggregate of U.S. $5,000,000, as adjusted for the working capital settlement referred to in Section 6.6 of this Agreement (the "Purchase Price") to Oglebay and ONCO at the Closing, by wire transfer in immediately available United States funds, as is set forth in Article 5.3(b), and (ii) Newco shall assume, as of the Closing, all Known Liabilities, as defined in Section 1.5, relating to or arising from the ownership and operation of the Eveleth Mines (the "Assumed Liabilities").

         1.5 Known Liabilities Defined. For all purposes of this Agreement, "Known Liabilities" shall be defined as all liabilities and obligations relating to or arising out of:

                 (a) all contracts, leases, permits, licenses and other agreements used in the operations and business of the Eveleth Mines (the "Contract Liabilities");

                 (b)      certain Environmental Liabilities (as defined in
Section 1.5(b)(iv)), as follows:

                          (i) All Environmental Liabilities identified in the Barr Study attached hereto as Exhibit A.

                          (ii) All Environmental Liabilities referred to in the minutes of the Eveleth Mines Environmental Committee (or any predecessors thereto) or the Eveleth Mines Operating Advisory Committee (or any predecessors thereto) or otherwise referred to in correspondence or other documents directed from Oglebay or its affiliates to other present or former owners of the Eveleth Mines.

                          (iii) All Environmental Liabilities set forth on the Environmental Liabilities list attached hereto as Exhibit B.

                          (iv)    As used in this Section 1.5(b),
         "Environmental Liabilities" means any liabilities attributable to (A) the presence on or under any of the facilities or properties owned or used by ETCO or EXCO or the escape, seepage, leakage, spillage, discharge, emission, or release from any such facilities or properties, of any hazardous materials on or before the Closing Date, or (B) the violation or alleged violation by ETCO or EXCO of any environmental laws. As used in the preceding sentence, the term "hazardous materials" means any pollutant or contaminant regulated by any governmental unit; petroleum or petroleum products, including crude oil; asbestos or other material containing asbestos; and other hazardous waste, substance, or material defined as such in the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and the term "environmental laws" means any federal, state, and local laws, rules, regulations, ordinances, and permits, licenses and applications for permits and licenses relating to the regulation, prohibition, or control of hazardous materials or wastes, including, but not limited to, CERCLA, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and all amendments and modifications of any of the foregoing in effect on or before the Closing Date.

                 (c) Reclamation Liabilities arising out of or relating to the mining activities of the Eveleth Mines conducted in conjunction with ongoing operations or in connection with the full or partial closure of the Eveleth Mines. As used in this Section 1.5(c) "Reclamation Liabilities" means any liabilities arising under any reclamation laws and "reclamation laws" means any federal, state, or local laws, rules, regulations, ordinances, and permits, licenses and application for permits and licenses relating to the reclamation of mines or mineland, including, but not limited to, the Surface Mining Control and Reclamation Act of 1977, Minnesota Rules, Chapter 6130 on Mineland Reclamation, Minnesota Statutes, Chapter 93, on Mineral Lands, and all amendments and modifications of any of the foregoing in effect on or before the Closing Date;

                 (d) liabilities arising out of a change in law, except for any such liabilities attributable to events that occurred prior to the Closing Date and that would have resulted in liability to the operators of the Eveleth Mines if it were assumed that the Eveleth Mines were permanently closed on the Closing Date;

                 (e) any obligation of ONCO or Oglebay to pay taconite production taxes with respect to the Eveleth Mines; and

                 (f) effective as of the tenth anniversary of the Closing Date, all liabilities and obligations relating to or arising out of the business or operations of the Eveleth Mines and not otherwise identified in
Section 1.5(a) through (e).

         1.6 Other Liabilities. Newco acknowledges that there are liabilities arising out of pension or other employee benefit plans in each case, for both salaried and hourly employees, an Agreement between ONTAC and the United Steelworkers of America dated January 8, 1994 (the "Union Contract") and workers compensation program related to the Eveleth Mines (collectively the "Employee Liabilities") and, subject to the terms of the Union Contract, in connection with such Employee Liabilities:

                 (a) Newco will cause ONTAC to recognize and discharge its liabilities and obligations under the Union Contract with, and the ongoing discussions with the office and technical bargaining unit of, the United Steel Workers of America; and in connection with the Exit Transaction Newco shall cause ONTAC to, recognize the applicable United Steelworkers local as representative for the employees within the bargaining units, including the office and technical unit and, if necessary, Newco will comply with the successor provisions of the Union Contract and any that may result from discussions with the office and technical unit.

                 (b) Newco shall cause ONTAC to recognize and discharge all liabilities and obligations related to or arising out of the ONTAC Pension Plans and the ONTAC Thrift and Savings Plans and, in connection with the Exit Transaction, Newco shall cause ONTAC to, immediately following the Closing Date, continue to be the sponsor of such ONTAC Pension Plans and the ONTAC Thrift and Savings Plans.

                 (c) Newco will cause ONTAC to recognize and discharge all liabilities for the cost of processing and for the payment of all workers compensation claims arising from injuries, conditions, or occupational diseases that occurred prior to the Closing Date.

                 (d) Newco will cause ONTAC to recognize and discharge all liabilities arising out of retiree medical and life insurance benefits (FAS
106) and post employment benefits (FAS 112) of ONTAC.

         1.7 Capital Contribution. Oglebay and ONCO hereby agree to make, immediately prior to Closing, a capital contribution to the capital of EXCO and ETCO in the approximate amount of $1.4 million.

                                   ARTICLE 2.

                   REPRESENTATIONS AND WARRANTIES OF OGLEBAY

         Oglebay and/or ONCO, as appropriate, make the following representations and warranties, which shall survive the Closing.

         2.1 Organization and Power. Oglebay is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and ONCO and ONTAC are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         2.2 Authorization and Effect of Agreement. Oglebay and ONCO have all requisite capacity, power and authority to enter into and to perform their respective obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Oglebay and ONCO, as appropriate, and no other corporate proceeding is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of both Oglebay and ONCO, enforceable in accordance with its terms.

         2.3 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provisions of the existing Charter or by-laws of Oglebay or ONCO, (ii) violate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default or cause for cancellation under, any material judgment, order or decree of any court or administrative or other governmental body or any material instrument, agreement, lease, mortgage or other evidence of indebtedness or restriction to which either Oglebay or ONCO is a party or by which either Oglebay or ONCO is bound or any statute, regulation, rule or other law applicable to either Oglebay or ONCO, nor will it create any encumbrances on or with respect to any assets used in the business of the Eveleth Mines. No filing with, notice to, or approval or authorization of any court or any federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Governmental Agency") or other person, is required for Oglebay and ONCO to enter into and to perform their respective obligations under this Agreement other than those that have been made or obtained.

         2.4 Consents. Except as set forth on Schedule 2.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to, no action is required to be taken by, and no filing is required to be made with, any court or any Governmental Agency or any other person by either Oglebay or ONCO in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         2.5 Beneficial Ownership. Oglebay is the record and beneficial owner of the ETCO Shares and the ONTAC Shares and ONCO is the record and beneficial owner of the EXCO Interests. Except for any restrictions set forth in the Mining Agreements, Oglebay has good and valid title to the ETCO Shares and the ONTAC Shares and ONCO has good and valid title to the EXCO Interests, free and clear of all liens, encumbrances and equities of whatever character, each with full power and authority to transfer, sell, exchange or otherwise dispose of such shares and interests as contemplated hereby.

         2.6     Subsidiary; Capital Stock; Officers and Directors.

                 (a)      ONTAC is a wholly-owned subsidiary of Oglebay.

                 (b) The authorized capital stock of ONTAC consists of 1,000 shares of Common Stock, without par value, all of which are issued and outstanding (and are referred to in this Agreement as the "ONTAC Shares"). Except for the foregoing, there are no classes or series of stock authorized by ONTAC's Articles of Incorporation, as amended. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating ONTAC to issue any additional shares of its common stock or any securities convertible into or evidencing the right to subscribe for any shares of common stock, nor are there any voting trusts or any other agreements or understandings with respect to the voting common stock of ONTAC.

                 (c) The ONTAC Shares have been duly authorized, validly issued and are fully paid and nonassessable.

                 (d) Exhibit C hereto sets out a true and complete list of the officers and directors of ONTAC, all of whom will provide written resignations to Newco at Closing.

         2.7 Taxes. ONTAC as a member of Oglebay's Consolidated Group has prepared, timely filed, and is current in its payment of all federal, state, county, local, and other taxes, including interest, additions to tax and penalties with respect thereto. All such returns are correct and complete.

         2.8 ONTAC Operations. ONTAC has not been involved in any operations or business other than providing employees to the Eveleth Mines and ONTAC has no undisclosed liabilities unrelated to the operations and business of the Eveleth Mines.

         2.9 Litigation. Except as disclosed in Schedule 2.9, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting ONTAC at law or in equity or in admiralty, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, United States or foreign, nor does Oglebay know of any facts which would provide a basis for any such claim, action, suit, proceeding or investigation, which would, if adversely decided, have a material adverse effect on the financial condition, assets, liabilities, earnings or business of ONTAC.

         2.10    Additional Representations and Warranties.

         Deferred Compensation Plans.

                 (a) All Plans and Benefit Arrangements maintained by ONTAC are set forth on Schedule 2.10(a).

                 (b) Each Plan and Benefit Arrangement has been maintained and administered in substantial compliance with ERISA and the Code and all statutes, regulations, and governmental rules and orders and requirements issued thereunder by the Department of Treasury (Internal Revenue Service), Department of Labor, and/or the Pension Benefit Guaranty Corporation.

                 (c) The Internal Revenue Service has determined that each Plan and Benefit Arrangement which constitutes an employee pension benefit plan as defined in Section 3(2) of ERISA qualifies under Section 401(a) of the Code, and that the trusts related thereto are exempt from tax under the provisions of
Section 501(a) of the Code. Nothing has occurred with respect to any such Plan or Benefit Arrangement or to the related trusts since the date of the most recent favorable determination letter issued by the Internal Revenue Service which has affected or may reasonably be expected to affect adversely such qualification or exemption.

                 (d) ONTAC has complied fully with its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. ONTAC has not sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, nor failed to make any contribution or payment to any Plan which has resulted or will result in the imposition of a lien under ERISA or the Code against the property or rights to property of ONTAC.

                 (e) No Termination Event has occurred or is reasonably anticipated to occur with respect to any Plan which has resulted in or which will result in the incurrence by ONTAC of any liability to the PBGC under Title IV of ERISA or the imposition of a lien by the PBGC against the property or rights to property of ONTAC.

                 (f) ONTAC is a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4973 of the
Code) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any such employee benefit plan which would subject ONTAC to a material tax or penalty imposed under
Section 502(i) of ERISA and Section 4974 of the Code.

                 (g) Except as set forth in Schedule 2.10(g) ONTAC does not currently contribute to, and is not obligated to contribute, and is not a member of, any Multiemployer Plan. ONTAC has not incurred and is not expected to incur, any material Withdrawal Liability to any Multiemployer Plan that has not been paid in full.

                 (h) ONTAC has not entered into any transaction described in Section 4069(a) of ERISA relating to the "Treatment of Transactions to Evade Liability; Effect of Corporate Reorganization."

                 (i) All required reports and descriptions of the Plan and Benefit Arrangements (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed and distributed.

                 (j) All insurance premiums (including premiums to the PBGC) and contributions due at or prior to the Closing Date have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to any Plan or Benefit Arrangement for policy or plan years or other applicable policy or plan periods ending on or before Closing.

                 (k) No action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any plan, that could result in a material liability to ONTAC (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened, or imminent against or with respect to any Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under such plan).

                 (l) ONTAC has no liability imposed by statute on entities that are treated together with ONTAC as a single employer under Section 414 of the Code or that are treated as under common control with ONTAC under Section 4001(b)(1) of ERISA with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA) of any such entities.

         2.11    Definitions as they apply to Section 2.10.

                 (a) Benefit Arrangement: shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by ONTAC.

                 (b) Code: shall mean the Internal Revenue Code of 1986, as the same may from time to time be amended, or any successor statute, and the rules and regulations promulgated thereunder, as from time to time in effect.

                 (c) ERISA: shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, or any successor statute, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

                 (d) Multiemployer Plan: shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which ONTAC is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                 (e) PBGC: shall mean the Pension Benefit Guaranty Corporation established under ERISA.

                 (f) Plan(s): shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Code and either (i) is maintained by ONTAC, or (ii) has at any time within the preceding five years been maintained by ONTAC.

                 (g) Prohibited Transaction: shall mean any transaction described in Section 406 of ERISA which has not been exempted under Section 407 or 408 of ERISA.

                 (h) Reportable Event: shall mean a "reportable event" described in Section 4043(b) of ERISA in 29 C.F.R. Part 2615 for which reporting has not been waived by the PBGC.

                 (i) Termination Event: shall mean (i) a Reportable Event with respect to a Plan or an event described in Section 4068(f) of ERISA with respect to a Plan, or (ii) the withdrawal of ONTAC from a Plan during a plan year in which ONTAC was a "substantial employer," as such term is defined in
Section 4001(a)(2) of ERISA, or the incurrence of liability by ONTAC under
Section 4064 of ERISA upon the termination of a Plan, or (ii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a

Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                 (j) Withdrawal Liability: shall mean "withdrawal liability" as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF NEWCO,
             AK STEEL, ROUGE, ETCO, STELCO, AKS SUB AND STELCO SUB

         Each of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco, as appropriate, make the following representations and warranties, which shall be deemed to be in full force and effect at the time of the Closing:

         3.1 Organization and Power. Each of Rouge, ETCO, AK Steel, Stelco, AKS Sub and Stelco Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of organization. Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         3.2 Authorization and Effect of Agreement. Each of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco have all requisite capacity, power and authority to enter into and to perform their respective obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco, as appropriate, and no other proceeding on the part of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of each of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco enforceable in accordance with its terms.

         3.3 No Conflicts. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby will not (i) violate or conflict with any provisions of the Charter, by-laws or other organic documents of any of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub or Newco or (ii) violate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default or cause for cancellation under, any material judgment, order or decree of any court or administrative or other governmental body, or any material instrument, agreement, lease, mortgage, trust agreement or other evidence of indebtedness or restriction to which any of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub or Newco is a party or by which any is bound, respectively, or any statute, regulation, rule or other law applicable to any of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub or Newco, respectively. No filing with or approval or authorization of any court or any Governmental Agency or other person is required for Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco to enter into and to perform their respective obligations under this Agreement other than those that have been made or obtained.

         3.4 Consents. Except as set forth on Schedule 3.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to, no action is required to be taken by, and no filing is required to be made with, any court or any Governmental Agency or any other person by any of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub, EXCO, ETCO or Newco in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         3.5 ETCO Taxes. Rouge has caused ETCO, as a member of Rouge's consolidated group for tax purposes, to timely file, and remain current on the payment of all federal taxes, including interest, additions to tax, and penalties with respect thereto. All such returns are correct and complete.

                                   ARTICLE 4.

                        CERTAIN COVENANTS OF THE PARTIES

         Each of the parties hereto covenant and agree as follows:

         4.1 Filings. Each of the parties hereto shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

         4.2 Cooperation. Each of the parties hereto agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, ordinance, statute, rule or regulation of any governmental authority in connection with the transactions contemplated by this Agreement.

         4.3 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement and to cause the Closing to occur at the earliest practicable date, and not to undertake any course of action inconsistent with such intended result.

         4.4 Notification of Proceedings. Each of the parties hereto shall give prompt written notice to the other parties upon

(a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any court or Governmental Agency of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

         4.5     Preservation of Accuracy of Representations and Warranties.
No party hereto shall voluntarily take any action which would render inaccurate any representation or warranty made by it in this Agreement.

         4.6 Specific Performance. Each party hereto acknowledges that the others would be irreparably damaged and would not have an adequate remedy at law by way of money damages in the event that any of the representations, warranties or covenants of a party contained herein were not performed in accordance with its terms or otherwise were materially breached. Each party hereto therefore agrees that any of the other parties shall be entitled to injunctive relief to prevent breaches of such representations and warranties and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

         4.7 Third Party Consents. Newco and its owners will use all reasonable efforts to obtain all third party consents necessary for consummation of the Exit Transaction, including but not limited to the Mineral Leases set forth on Schedule 3.4. Oglebay will reasonably assist in obtaining these third party consents. In the event that any such third party consent is not obtained prior to the Closing Date, except a consent to the assignment of the Mineral Leases set forth on Schedule 3.4, the parties will nevertheless continue with the completion of the transactions contemplated by this Agreement, and Oglebay and Newco will cooperate in devising and implementing any reasonable and lawful method of transferring to Newco the benefits and burdens of the applicable lease, executory contract, or permit; if necessary to preserve any such lease, executory contract, or permit, the EXCO Partners will delay the dissolution of the EXCO Partnership and substitute Newco as a partner in the EXCO Partnership for ONCO, and the EXCO Partnership will thereby continue to be a party to the lease, executory contract, or permit until the requisite consent is obtained.

         4.8 Assets to Newco. All of the assets currently owned by EXCO and ETCO and used in the business and operations of the Eveleth Mines shall be transferred to Newco, and the Remaining Companies covenant and agree that they will not for a period of five years from the Closing Date remove such assets from Newco, except in the ordinary course of business and except to pledge such assets as collateral in connection with the execution of loans.

                                   ARTICLE 5.

                          CLOSING DATE; EFFECTIVE DATE

         5.1 Closing Date. The consummation of the transactions referred to herein (the "Closing") shall take place in Cleveland, Ohio, at such time on December 13, 1996 or such other date as the parties hereto may agree (the "Closing Date"); provided, however, that if the Closing Date shall not have occurred prior to January 1, 1997, this Agreement shall terminate and be of no further force and effect.

         5.2 Suspension and Termination of Mining and Other Agreements. The parties hereby agree that, effective as of November 30, 1996 (the "Effective Date") until the earlier of the Closing Date or the termination of this Agreement, the operation of the Mining Agreements shall be suspended, except for the obligation to pay Oglebay the management fee and expenses under the Management Agreement and the Term Management Agreement as set forth in
Section 6.3. The parties hereby agree that, effective as of the Closing Date, the Mining Agreements shall be terminated, and the parties shall have no further obligations under such agreements, except for the obligation to pay Oglebay the management fee and expenses under the Management Agreement and the Term Management Agreement as set forth in Section 6.3 and except that such agreements shall be used to allocate and fund any liability for Unassumed Liabilities under Section 6.5.

         5.3     Closing Deliveries.

                 (a) At the Closing Oglebay and ONCO shall make the following deliveries:

                          (i)   stock certificates (or stock powers)
         properly executed evidencing the transfer of the ONTAC Shares to Newco and the transfer of the ETCO Shares to Rouge;

                          (ii)  an assignment of the EXCO Interests to
Newco;

                          (iii) the Preliminary Working Capital Statement
referred to in Section 6.6(a);

                          (iv)  the certificate referred to in Section
8.1(a);

                          (v) resolutions of their respective Boards of Directors or committees thereof, as necessary, certified by the Secretary or Assistant Secretary, authorizing the transactions contemplated by this Agreement;

                          (vi)  a Bill of Sale with respect to the mining
equipment referred to in Section 6.1;

                          (vii) a letter from Wyatt & Co. with regard to the present value of estimated FAS 106 liabilities and the Unfunded Benefit Liabilities that exist with respect to any Plan maintained by ONTAC or any ERISA Affiliate for employees of ONTAC;

                          (viii)     evidence that all consents set forth on
         Schedule 2.4 have been obtained.

                          (ix) a release by Oglebay of its rights to receive royalties under the Royalty Arrangements defined in Section 6.2;

                          (x) instrument(s) sufficient to dismiss pending arbitrations as provided in Section 6.7;

                          (xi) an opinion of counsel substantially in the form attached hereto as Exhibit D;

                          (xii) all of the corporate records of ONTAC in the possession of Oglebay or ONCO and written resignations of all of the officers and directors of ONTAC;

                          (xiii) all of the corporate records of ETCO in the possession of Oglebay or ONCO;

                          (xiv) all of the partnership records of EXCO in the possession of Oglebay or ONCO; and

                          (xv) a release of Pellet Sales Contracts with Stelco, AK Steel, or their predecessors in interest.

                 (b) At the Closing the Remaining Companies and Newco, as appropriate in accordance with their respective obligations under this Agreement, shall make the following deliveries:

                          (i) The Purchase Price (as required pursuant to Section 1.4) in immediately available United States funds transferred to Oglebay and ONCO. Such amount may be allocated by each party to this Agreement as their respective interests may appear;

                          (ii) evidence of the due incorporation and authorization of Newco;

                          (iii)      the certificate referred to in Section
         8.2(a);

                          (iv) resolutions of their respective Boards of Directors or committees thereof, as necessary, certified by the Secretary or Assistant Secretary, authorizing the transactions contemplated by this Agreement;

                          (v) an assumption agreement with respect to the Assumed Liabilities;

                          (vi) a release of Oglebay of its obligations under the Repurchase Agreement (as hereinafter defined), a release of Oglebay of its obligations under the Mining Leases set forth on
         Schedule 3.4;

                          (vii) instrument(s) sufficient to dismiss pending arbitrations as provided in Section 6.7;

                          (viii)     evidence that all consents set forth on
         Schedule 3.4 have been obtained; and

                          (ix) opinions from respective counsel for each of Rouge, ETCO, AK Steel, Stelco, AKS Sub, Stelco Sub and Newco, in substantially the form attached hereto as Exhibit E.

         5.4 Simultaneous Transactions. All transactions at the Closing shall be deemed to take place simultaneously and no party shall have any obligations to deliver any document or take any action contemplated by this Agreement to be delivered or taken at the Closing unless at the Closing there occurs simultaneously each and every other transaction contemplated by this Agreement to occur at the Closing.

                                   ARTICLE 6.

                                OTHER AGREEMENTS

         6.1 Interests in Mining Equipment. As of the Closing Date, (i) Oglebay shall sell, assign, transfer and convey to Newco all of Oglebay's right, title and interest in and to the mining equipment more specifically identified on Schedule 6.1 attached hereto, which is jointly owned by Oglebay and Rouge, and (ii) Newco shall cause Oglebay to be released from its obligations under that certain Repurchase Agreement, dated August 12, 1992 by and between Oglebay and Fleet Credit Corporation (the "Repurchase Agreement"); or alternatively Newco shall assume Oglebay's obligations under the Repurchase Agreement and such obligations shall be deemed to be Assumed Liabilities pursuant to Section 1.4 hereof.

         6.2 Royalties. The parties hereto hereby agree to terminate as of the Closing Date Oglebay's right to receive any overriding royalties incurred subsequent to the Effective Date including, without limitation, pursuant to those agreements listed on Schedule 6.2 attached hereto (the "Royalty Arrangements") and to appropriately amend or terminate the Royalty Arrangements as of the Closing Date.

         6.3 Management. Oglebay shall receive, each month through December 31, 1996, an amount equal to $121,185 in payment of fees under the Term Management Agreement.

         6.4     Pellet Sales.

                 (a) 1996 Pellet Commitments. Newco agrees to continue to supply Oglebay with a sufficient amount of pellets so that Oglebay may fill its contractual commitments under those pellet sales agreements set forth on
Schedule 6.4(a) attached hereto through December 31, 1996, at a price equal to the Average Annual Cash Cost as defined in Section 6.4(d). Payment for these pellets shall be made net ten (10) days of shipment at Average Annual Cash Cost as defined in paragraph 6.4(d). As soon as possible after December 31, 1996, adjustments shall be made to such amount to reflect adjusted rail weights.

                 (b) Production Cost. The parties agree that the cost to Oglebay and ONCO for pellet production allocated under Section 5 of the Term S&P Agreement through the Closing Date shall be the Annual Average Cash Cost as defined in Section 6.4(d).

                 (c) Termination of Pellet Sales Agreements. The pellet sales agreements set forth in Schedule 6.4(c) (the "Partners' Pellet Agreements") shall be terminated as of the Effective Date. Settlement on partner pellet sales under the Partners' Pellet Agreements through the Effective Date shall be based on the aggregate of actual charges for each vessel shipped for the year 1996 through the Effective Date based on actual vessel weights, or adjusted railroad car weights if shipped from Fairlane, and the actual price per ton as determined under Article IV of the Partners' Pellet Agreements less the sum of the prior cash advances received by Oglebay and ONCO for sales of pellets from January 1, 1996 to the Effective Date pursuant to the terms set forth in Section 7.1 of the applicable Partner Pellet Agreement.

                 (d) For purposes of this Section 6.4, Average Annual Cash Cost shall mean the average annual funded cost of pellets for 1996 f.o.b. Duluth or adjusted for all rail shipments f.o.b. plant, as required, calculated as if the Cost Allocation and Cash Funding Procedure under the Term Management Agreement, the Allocation and Cash Funding Procedures under the Taconite Company Restated Modified Term Stockholders Agreement and the Restated Modified Term Partnership Operating Agreement, all dated as of January 1, 1991, (the "Procedures") were in effect for the entire calendar year 1996, based on Oglebay's and ONCO's equity tons for 1996 as a percentage of the total pellet production for 1996. This Average Annual Cost shall be based on actual results through November 30, 1996 and projected results for December 1996. The projected average cash cost for Oglebay and ONCO combined for December shall be $32.13 FOB Duluth with projected tonnage of 71,429 gross tons. This December cost and tonnage will be averaged with the actual costs and tonnage through November to arrive at the Annual Average Cost. The cost of pellets determined under the Procedures shall be adjusted if necessary, to reflect (i) the deletion of expenses relating to organization and restructuring transactions relating to Newco, (ii) the impact of the Definitive Working Capital Statement settlement and the payment of Oglebay's and ONCO's production taxes with the intent that no cost would be paid twice, (iii) the inclusion of the impact of a projected $.50 per hour labor increase effective August 1, 1996 and (iv) the adjustment of the taconite tax rate to the statutory taconite production tax rate with respect to the sales under Section 6.4(a).

         6.5 Liability for Unassumed Liabilities. The parties hereto agree that, notwithstanding the termination or other expiration of the Mining Agreements, and subject to the next sentence of this Section 6.5, each of Oglebay and ONCO (18.448%), ETCO (31.76%), AKS Sub (35.105%) and Stelco Sub (14.731%) shall (in the percentage next appearing beside their names) be liable for all pre-closing liabilities relating to the ownership and operation of the Eveleth Mines that were not assumed by Newco pursuant to this Agreement in accordance with the terms and conditions of the Mining Agreements existing immediately prior to the Closing Date. Notwithstanding any language in the Mining Agreements to the contrary, the parties hereto agree that the liability under this Section 6.5 shall be placed upon the ultimate parent company of each Partner or Stockholder rather than a subsidiary, direct or indirect, thereof or any third party to the Mining Agreements.

         6.6     Working Capital Settlement.

                 (a) Preliminary Working Capital Settlement. Prior to the Closing Date Oglebay will prepare, in accordance with the calculation attached hereto as Schedule 6.6, preliminary working capital statements of ETCO and EXCO (by stockholder or partner) as of the Effective Date (the "Preliminary Working Capital Statement"). On the Closing Date there will be a preliminary settlement between Oglebay and the stockholders of ETCO and between Oglebay and the partners of EXCO, prepared in a manner consistent in all respects with the monthly balance sheets as prepared by the Controller of Eveleth Mines, for Oglebay's and ONCO's respective interests in the current assets and current liabilities. At the Closing, based upon the Preliminary Working Capital Statement, ETCO or EXCO, as the case may be, shall pay to Oglebay an amount equal to the amount, if any, by which the Preliminary Working Capital Statement indicates that the current assets exceed current liabilities and Oglebay shall pay ETCO or EXCO, as the case may be, any amount by which the current liabilities exceed current assets, which such amounts shall be in addition to or offset against the $5,000,000 consideration set forth in Section 1.4, as appropriate, to determine the Purchase Price.

                 (b) Definitive Working Capital Statement. Each of the Remaining Companies and Oglebay will have a period of thirty (30) days from the Closing Date to raise an objection with respect to the Preliminary Working Capital Statement. Newco agrees to grant access to its books and records and the books and records of ETCO and EXCO to Oglebay and the Remaining Companies for purposes of verifying the Preliminary Working Capital Statement. If Oglebay or any of the Remaining Companies disagrees with the Preliminary Working Capital Statement, they must notify all of the other parties of the dispute within thirty (30) days after the Closing Date. If the parties are unable to resolve any such dispute within thirty (30) days after notice is given, any party may submit a dispute to the Chicago, Illinois office of Arthur Anderson & Co. for resolution. Any determination by Arthur Anderson & Co. will be conclusive and binding on the parties. Following final resolution of any disputes with respect to the Preliminary Working Capital Statement, or if no objections are raised to the Preliminary Working Capital Statement within thirty (30) days after the Closing Date, the Preliminary Working Capital Statement, revised to reflect the resolution of the disputes, if any, shall become the Definitive Working Capital Statement. Oglebay shall pay to Newco or Newco shall pay to Oglebay any difference between the settlement based on the Preliminary Working Capital Statement and the Definitive Working Capital Statement.

                 (c) Owner Receivables. For purposes of this Section 6.6, cash and accounts receivable representing sales by (i) EXCO to its partners and
(ii) ETCO to Oglebay and Rouge (the "Owner Receivables") shall not be considered as current assets for purposes of the Preliminary Working Capital Statement or Definitive Working Capital Statement. Effective as of the Closing, ETCO and EXCO shall declare a dividend and make a distribution to Oglebay or ONCO, as the case may be, of the Owner Receivable attributable to Oglebay or ONCO, as the case may be.

         6.7 Pending Arbitration. The parties hereto agree that as of the Closing Date, all pending arbitrations between or among the parties hereto, except for any arbitration proceedings involving the employment discrimination suit entitled Jensen, et al. v. Eveleth Taconite Company, et al., shall be dismissed or terminated and the terms and conditions of the transactions contemplated hereby shall be deemed to resolve all disputes subject to such pending arbitration.

         6.8 Ongoing Assistance. Oglebay hereby agrees, to the extent practicable, to remain available for a reasonable period following the Closing Date, at the sole cost and expense of Newco, to assist Newco, on an as-needed basis in the transition of management responsibilities to a new manager.

         6.9 Certain Real Estate Holdings. The parties hereby agree that as soon as practicable following the Closing Date Oglebay shall, or shall cooperate with Newco to cause the nominees of ETCO or EXCO to, assign, transfer and convey to Newco those parcels of real estate more specifically identified on Schedule 6.9 attached hereto.

         6.10 Certain Intellectual Property. The parties hereto agree that, effective as of the Closing Date, Newco, EXCO, ETCO, ONTAC and the Remaining Companies shall discontinue using, in connection with the operations and business of the Eveleth Mines, the Oglebay name or logo attached hereto as Schedule 6.10, and the license heretofore granted to EXCO and ETCO with respect to such name and logo shall be terminated. Oglebay and ONCO agree that, effective as of the Closing Date, they shall not use the name "Eveleth Mines LLC" or "EVTAC."

         6.11 Taxes. The purchase and sale of Oglebay's right, title and interest in the ETCO Shares will not require a short period tax return for 1996. Consequently, Oglebay agrees to prepare no later than January 10, 1997, an income tax provision for the period ending on and through the Closing Date for purposes of tax sharing obligations pursuant to the Tax Allocation and Audit Agreement between ETCO, Rouge, and Oglebay. The tax provision will be prepared as soon as possible after the books are finalized through the Closing Date utilizing the short period allocation in accordance with applicable Internal Revenue Service regulations and the provisions of the Tax Allocation and Audit Agreement, dated as of January 16, 1996, between ETCO, Oglebay and Rouge and will be considered a final computation of tax liability for the period ending on and through the Closing Date. No other tax return preparation for ETCO will be necessary. Oglebay will prepare a tax return for ONTAC for the period ending on and through the Closing Date, to be included in Oglebay's consolidated 1996 tax return to be filed on September 15, 1997. The purchase and sale of ONCO's right, title and interest in the EXCO interests will require a final tax return to be filed for the period ending on and through the Closing Date. Oglebay shall prepare for EXCO the final federal and state tax returns and related supporting workpaper documentation by the normal due date of such returns, including extensions. Newco and the Remaining Companies agree to cooperate with Oglebay, and to provide to Oglebay access to the books and records in the possession of Newco or the Remaining Companies in order to comply with this Section 6.11. Newco, ETCO, Stelco Sub and AKS Sub agree to timely pay after Closing but no later than March 1, 1997, all Minnesota taconite production taxes accrued for the years 1994, 1995 and 1996 that are legally due in 1997. This is to ensure a valid and timely tax deduction to Oglebay and ONCO for the payment of their share of these taxes that are legally due in 1997 to ETCO and EXCO, in connection with the settlement of the Definitive Working Capital Statement. Newco, ETCO, Stelco Sub and AKS Sub agree to pay to Oglebay and ONCO their share of any Minnesota taconite tax refund for production through the Effective Date. Additionally, Newco, ETCO, Stelco Sub and AKS Sub agree to pay Oglebay and ONCO a transition management fee in an amount equal to their share of any refund of Minnesota Sales and Use, including but not limited to, refunds of sales and use tax paid on repair and replacement capital equipment, currently being challenged at the Minnesota Department of Revenue Appeals and Legal Services Office, for the taxable periods on and through the Effective Date, net of Oglebay's and ONCO's share of expenses relative to the prosecution of any claim for refund.

                                   ARTICLE 7.

                                INDEMNIFICATION

         7.1 AK Steel and Rouge Indemnity for Assumed Liabilities. Each of AK Steel and Rouge hereby severally agree, in accordance with their respective Adjusted Percentage Ownership in Newco as of the Closing Date, that they will indemnify and hold Oglebay and ONCO and each of Oglebay's and ONCO's subsidiaries, divisions, affiliates, officers, directors, employees and agents harmless from and against any loss, cost, deficiency, liability, and damage including attorneys' fees and expenses incurred or suffered by Oglebay or ONCO arising out of or resulting from (i) the Assumed Liabilities, (ii) the Employee Liabilities or (iii) any breach by Newco of its covenants contained in Section
1.6 hereof. AK Steel's and Rouge's Adjusted Percentage Ownerships shall be twenty-seven percent (27%) and seventy-three percent (73%), respectively. ONCO and Oglebay each agree to use its best efforts to give prompt written notice to AK Steel and Rouge of each claim that it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of Oglebay or ONCO to recover indemnifiable damages hereunder. AK Steel's and Rouge's obligations to indemnify Oglebay and ONCO for the Assumed Liabilities shall expire on the tenth anniversary of the Closing Date.

         7.2 Indemnification by Newco and Remaining Companies. Newco hereby agrees to indemnify and hold Oglebay and ONCO and each of Oglebay's and ONCO's subsidiaries, divisions, affiliates, officers, directors, employees and agents harmless from and against any loss, cost, deficiency, liability, and damage including attorneys' fees and expenses incurred or suffered by Oglebay or ONCO arising out of or resulting from the ownership, management and operations of the Eveleth Mines from and after the Closing Date. Newco and the Remaining Companies hereby severally agree to indemnify and hold Oglebay and ONCO and each of Oglebay's and ONCO's subsidiaries, divisions, affiliates, officers, directors, employees and agents harmless from and against any loss, cost, deficiency, liability, and damage including attorneys' fees and expenses incurred or suffered by Oglebay or ONCO arising out of or resulting from any breach of representation, warranty or covenant or nonfulfillment of any agreement by any of them, or any of their respective subsidiaries, under this Agreement; provided that the indemnity of Rouge shall be joint and several with that of ETCO, the indemnity of Stelco shall be joint and several with that of Stelco Sub, and the indemnity of AK Steel shall be joint and several with that of AKS Sub.

         7.3 Indemnification by Oglebay and ONCO. Each of Oglebay and ONCO hereby jointly and severally agree to indemnify and hold Newco and the Remaining Companies and each of Newco's and the Remaining Companies' subsidiaries, divisions, affiliates, officers, directors, employees and agents harmless from and against any loss, cost, deficiency, liability, and damage including attorneys' fees and expenses incurred or suffered by the Remaining Companies ("Damages") arising out of or resulting from any misrepresentation, breach of representation, warranty or covenant or nonfulfillment of any agreement by either Oglebay or ONCO under this Agreement; provided, however, that for purposes of determining the Damages that Oglebay and ONCO would be liable for as a result of a breach of the representations and warranties contained in Sections 2.7 through 2.11 of this Agreement, such Damages shall be limited to the amount of Oglebay's and ONCO's share of such Damages determined in accordance with Section 6.5 hereof if they relate to the ownership, business or operations of the Eveleth Mines. If such Damages do not relate to the ownership, business or operations of the Eveleth Mines, Oglebay and ONCO shall be liable for all of such Damages.

         7.4 Procedures. In the event of a claim by a third party, with respect to which a party is entitled to indemnification hereunder, such party ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing as soon as practicable; provided that a delay in giving such notice shall not preclude the Indemnified Party from seeking indemnification hereunder if such delay has not materially prejudiced the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall promptly defend such claim by counsel of its own choosing and reasonably satisfactory to the Indemnified Party and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, including the settlement (subject to the final sentence of this Section 7.3) of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement); provided, however, that if, in the opinion of counsel to the Indemnified Party, a material conflict of interest exists vis-a-vis the interests of the Indemnifying Party and the Indemnified Party, or the Indemnifying Party fails to diligently defend the Indemnified Party, the Indemnified Party shall be entitled to defend the claim, suit, action or proceeding with counsel of its own choosing at the expense of, for the account of and at the risk of the Indemnifying Party; provided, however, that the Indemnified Party shall engage counsel reasonably acceptable to the Indemnifying Party, take reasonable steps to monitor and control the fees and costs of counsel so chosen, and keep the Indemnifying Party reasonably informed of the status of such defense, including, without limitation, any settlement proposals by the claimant. Upon the assumption by the Indemnifying Party of the defense of such claim, the Indemnifying Party may settle or compromise such claim as it sees fit; provided, however, that anything in this section to the contrary notwithstanding, if the settlement or compromise of a claim involves other than the payment of money damages, the Indemnifying Party shall not so settle or compromise such claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall not settle or compromise any claim subject to indemnification hereunder without the consent of the Indemnifying Party except as otherwise expressly permitted herein.

                                   ARTICLE 8.

                             CONDITIONS TO CLOSING

         8.1 Conditions Precedent to the Obligations of the Remaining Companies and Newco. All obligations of the Remaining Companies and Newco under this Agreement that are to be discharged at Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein that are to be performed by Oglebay and ONCO at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by the Remaining Companies and Newco at any time at or prior to the Closing):

                 (a) Representations and Warranties True. All of the representations and warranties of Oglebay and ONCO set forth in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement, and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. All of the obligations, covenants and agreements required by this Agreement to be performed and complied with by Oglebay and ONCO shall have been performed and complied with. Oglebay and ONCO shall have delivered to the Remaining Companies and Newco a certificate executed by a corporate officer and dated as of the Closing Date, certifying that such representations and warranties are true and correct in all material respects and that such obligations, covenants and agreements have been performed and complied with.

                 (b) Authority. All action required to be taken by or on the part of Oglebay and ONCO to authorize the execution, delivery and performance of this Agreement by Oglebay and ONCO and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Oglebay and ONCO.

                 (c) No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court or Governmental Agency shall be pending or threatened against any of the parties hereto which seeks to, or would render it unlawful as of the Closing to consummate the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated herein. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Agency.

                 (d) Consents. On or before the Closing Date, Oglebay and ONCO shall have duly and validly obtained those consents or approvals set forth on Schedule 2.4, the Remaining Companies shall have received consents to the assignments of the Mineral Leases set forth on Schedule 3.4, and evidence of such consents shall have been delivered to the Remaining Companies and Newco at or prior to the Closing Date.

                 (e) Documents and Proceedings. Oglebay and ONCO will have delivered all documents and certificates necessary to consummate the transactions contemplated hereby, including, without limitation, stock certificates and assignments, and all such documents shall be satisfactory in form and substance to the Remaining Companies and Newco and their counsel acting reasonably and in good faith.

                 (f)      Closing Deliveries.  All deliveries contemplated by
Section 5.3(a) shall have been delivered by Oglebay and ONCO.

         8.2 Conditions Precedent to the Obligations of Oglebay and ONCO. All obligations of Oglebay and ONCO under this Agreement that are to be discharged at Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein that are to be performed by the Remaining Companies and Newco at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Oglebay and ONCO at any time at or prior to the Closing):

                 (a) Representations and Warranties True. All of the representations and warranties of the Remaining Companies and Newco set forth in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement, and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. All of the obligations, covenants and agreements required by this Agreement to be performed and complied with by the Remaining Companies and Newco shall have been performed and complied with. The Remaining Companies and Newco shall have delivered to Oglebay and ONCO a certificate executed by a corporate officer and dated as of the Closing Date, certifying that such representations and warranties are true and correct in all material respects and that such obligations, covenants and agreements have been performed and complied with.

                 (b) Authority. All action required to be taken by or on the part of the Remaining Companies and Newco to authorize the execution, delivery and performance of this Agreement by the Remaining Companies and Newco and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Remaining Companies and Newco.

                 (c) No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court of Governmental Agency shall be pending or threatened against any of the parties hereto which seeks to, or would render it unlawful as of the Closing to consummate the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated herein. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Agency.

                 (d) Consents and Leases. On or before the Closing Date, the Remaining Companies and Newco shall have duly and validly obtained those consents or approvals set forth on Schedule 3.4 and evidence of such consents shall have been delivered to Oglebay and ONCO at or prior to the Closing Date; and Oglebay shall have received evidence that it is released from its obligations under the Mining Leases set forth on Schedule 3.4.

                 (e) Documents and Proceedings. The Remaining Companies shall have delivered all documents and certificates necessary to consummate the transactions contemplated hereby, including, without limitations, appropriate assumptions, and all such documents shall be satisfactory in form and substance to Oglebay and ONCO and their counsel acting reasonably and in good faith.

                 (f)      Closing Deliveries.  All deliveries contemplated by
Section 5.3(b) shall have been delivered by the Remaining Companies and Newco.

                                   ARTICLE 9.

                                 MISCELLANEOUS

         9.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder to any of the parties by any other party shall be in writing and shall be delivered or sent by next day delivery service, personal delivery, registered or certified mail, postage prepaid, or confirmed facsimile transmission addressed as follows:

                 (a)      If to Oglebay:           1100 Superior Avenue
                                                   Cleveland, Ohio  44114-2598
                                                   Telephone: (216) 861-3300
                                                   Telecopy: (216) 861-2399
                                                   Attn:  Vice President -
                                                          Administration and
                                                          Legal

                 (b)      If to ONCO:              1100 Superior Avenue
                                                   Cleveland, Ohio  44114-2598
                                                   Telephone: (216) 861-3300
                                                   Telecopy: (216) 861-2399
                                                   Attn:  Vice President -
                                                          Administration and
                                                          Legal

                 (c)      If to Newco:             c/o Eveleth Mines
                                                   N.W. U.S. Route 53
                                                   P.O. Box 180
                                                   Eveleth, Minnesota  55734
                                                   Telephone: (218) 744-7801
                                                   Telecopy: (218) 744-7866
                                                   Attn:  President

                 (d)      If to Rouge:             Rouge Steel Company
                                                   3001 Miller Road
                                                   P.O. Box 1699
                                                   Dearborn, Michigan  48121-1699
                                                   Telephone:  (313) 323-1540
                                                   Telecopy:  (313) 845-0199
                                                   Attn:  Gary P. Latendresse,
                                                          Vice President and
                                                          Chief Financial Officer

                                                   and

                                                   Frankovitch & Anetakis
                                                   337 Penco Road
                                                   Weirton, West Virginia  26062
                                                   Telephone:  (304) 723-4441
                                                   Telecopy:  (304) 723-5892
                                                   Attn: George J. Anetakis, Esq.

                 (e)      If to Stelco:            100 King Street West
                                                   Hamilton, Ontario, Canada
                                                   Telephone: (905) 528-2511
                                                   Telecopy: (905) 577-4426
                                                   Attn:  Law Department

                 (f)      If to AK Steel:          703 Curtis Street
                                                   Middletown, Ohio  45043-0001
                                                   Telephone: (513) 425-2020
                                                   Telecopy: (513) 425-5607
                                                   Attn:  Law Department

                 (g)      If to Stelco Sub:        c/o Stelco Inc.
                                                   100 King Street West
                                                   Hamilton, Ontario, Canada
                                                   Telephone: (905) 528-2511
                                                   Telecopy: (905) 577-4426
                                                   Attn:  Law Department

                 (h)      If to AKS Sub:           c/o AK Steel Corporation
                                                    703 Curtis Street
                                                    Middletown, Ohio  45043-0001
                                                    Telephone: (513) 425-2020
                                                    Telecopy: (513) 425-5607
                                                    Attn:  Law Department

                 (i)      If to ETCO:              c/o Rouge Steel Company
                                                    3001 Miller Road
                                                    P.O. Box 1699
                                                    Dearborn, Michigan  48121-1699
                                                    Telephone:  (313) 323-1540
                                                    Telecopy:  (313) 845-0199
                                                    Attn:  Gary P. Latendresse,
                                                           Vice President and
                                                           Chief Financial Officer

                                                    and

                                                    Frankovitch & Anetakis
                                                    337 Penco Road
                                                    Weirton, West Virginia  26062
                                                    Telephone:  (304) 723-4441
                                                    Telecopy:  (304) 723-5892
                                                    Attn: George J. Anetakis, Esq.

                 (j)      If to EXCO:              c/o Stelco Inc.
                                                   100 King Street West
                                                   Hamilton, Ontario, Canada
                                                   Telephone: (905) 528-2511
                                                   Telecopy: (905) 577-4426
                                                   Attn:  Law Department

                                                   and

                                                   c/o AK Steel Corporation
                                                   703 Curtis Street
                                                   Middletown, Ohio  45043-0001
                                                   Telephone: (513) 425-2020
                                                   Telecopy: (513) 425-5607
                                                   Attn:  Law Department

or, in each case, at such other address or to such other person as may be specified in writing to the other parties.

         9.2 Execution of Further Documents; Cooperation. From and after the Closing, upon the reasonable request of any of the parties hereto, each of the other parties hereto shall execute, acknowledge, and deliver all such further acts, deeds, bills of sale, certificates, assignments, transfers, conveyances, sales, use or other transfer tax documentation, powers of attorney, and assurances as may be required to evidence the consummation of the transactions contemplated hereby and as may be appropriate otherwise to carry out such transactions. Each of the parties hereto covenants and agrees to cooperate with and to give reasonable access to the other parties hereto from and after the Closing Date upon reasonable notice and during normal business hours, to the books and records, including, without limitation, tax records of such party as shall be necessary to enable the requesting party to file tax returns or claims for refund or comply with requests for information by any governmental agency, or any tax audit or examination or otherwise as necessary in connection with any dispute or proceeding in which the requesting party is a party in connection with the activities or operations of, or ownership of the requesting party of an interest in the Eveleth Mines.

         9.3 No Public Announcements. Each party hereto agrees to keep confidential the terms and conditions of the transactions contemplated hereby and agrees that it will make no public announcements with respect to such transactions without the prior approval of the other parties hereto, except as may be required by law, in which such event the party making the release or announcement shall provide a copy thereof, in advance to the other parties.

         9.4 Expenses. Except as otherwise expressly provided herein, each party shall pay any fees and expenses incurred by it incident to this Agreement and in preparing to consummate the transactions contemplated hereby.

         9.5 Waiver. No waiver of any right hereunder shall be effective unless it is in a writing which specifically refers to the provision hereof under which such right arises, and no such waiver shall operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         9.6 Entire Agreement. This Agreement (together with the Exhibits and Schedules hereto) and the other agreements referred to herein supersede any other agreements, whether written or oral, that may have been made or entered into by the parties hereto (or by any representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto) and the agreements referred to herein constitute the entire agreement by and between the parties with respect to the subject matter hereof and there are no agreements, commitments, representations, warranties or covenants as of the date hereof except as expressly set forth herein.

         9.7 Amendments, Supplements. This Agreement may be amended or supplemented at any time by additional written agreements executed by all of the parties hereto, as may mutually be determined by such parties to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

         9.8 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Ohio applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws thereof.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         9.10 Titles and Headings. Titles and descriptive headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. No party hereto may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto.

         9.12 Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties agree that such term, provision, covenant or restriction shall be reformed to the extent possible consistent with such judicial holding to reflect the intent of the parties as stated herein and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         9.13 Enforcement of Agreement. All disputes arising in connection with this Agreement or the transactions contemplated hereby shall be decided in Columbus, Ohio, either in the Franklin County Court of Common Pleas or in the United States District Court for the Southern District of Ohio, which courts shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement. The parties to this Agreement hereby (i) expressly consent to the jurisdiction of such courts, (ii) irrevocably consent to the service of process in connection therewith by delivery of notice by certified mail to the addresses set forth in Section 9.1, and (iii) waive any other requirement (whether imposed by statute or rule of Court) of personal jurisdiction, venue or service of process.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

                                              OGLEBAY NORTON COMPANY


                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              ONCO EVELETH COMPANY

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              EVELETH TACONITE COMPANY

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              EVELETH EXPANSION COMPANY,
                                              by Virginia Horn Taconite Company,
                                              general partner

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              AK STEEL CORPORATION

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              VIRGINIA HORN TACONITE COMPANY

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________

                                              ROUGE STEEL COMPANY

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              STELCO, INC.

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              ONTARIO EVELETH COMPANY

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________


                                              EVELETH MINES, LLC

                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________